Clifton Bancorp Inc. Announces
 Financial Results for the Third Quarter Ended December 31, 2014

    Clifton, New Jersey – February 4, 2015 -- Clifton Bancorp Inc. (NasdaqGS: CSBK), the holding company for Clifton Savings Bank (the “Bank”), today announced results for the third quarter ended December 31, 2014.  Net income for the third quarter was $1.94 million ($0.08 per diluted share).  This compares to net income of $1.76 million ($0.07 per diluted share) for the quarter ended December 31, 2013. Net income for the nine months ended December 31, 2014 was $5.04 million ($0.20 per diluted share) as compared to $4.91 million ($0.19 per diluted share) for the same period in 2013.

Notable Items

•	Quarterly income of $1.94 million, up 10.5% versus same 2013 period, represents the best quarterly result since December 2011
•	Continued investment of financial and human resources in core business; in particular, completion of core system conversion
•	Net loans increased 1.9% and 7.6% during the three and nine month periods ended December 31, 2014, respectively
•	Multi-family and commercial real estate loans grew by $22.0 million, or 47.0%, from March 31, 2014
•	Nonperforming loans to total gross loans of 0.63% at December 31, 2014, the lowest level since September 30, 2010

           Paul M. Aguggia, Chairman, President, and Chief Executive Officer, stated, “We  strategically invested time and resources  in the third quarter implementing our core system, enabling us to compete more effectively by offering additional products and services. We are pleased to deliver increased earnings while we implement strategies to grow our banking business. We will continue to develop products, services and talent while leveraging our capital prudently and striving to maintain pristine asset quality and expense discipline.”

 Balance Sheet and Credit Quality Review

           Total assets decreased $67.8 million, or 5.4%, to $1.20 billion at December 31, 2014, from $1.27 billion at March 31, 2014. The decrease in total assets was primarily due to paying down borrowings and managing the cost of funds by allowing controlled deposit runoff. In addition, the stock subscription deposits received in connection with the Bank’s second-step conversion are reflected in total assets at March 31, 2014. The conversion was completed on April 1, 2014.

           Net loans increased $44.4 million, or 7.6%, to $628.9 million at December 31, 2014 from $584.5 million at March 31, 2014.  One- to four-family real estate loans increased $23.6 million, or 4.5%, while multi-family and commercial real estate loans increased $22.0 million, or 47.0%, for the period.  Securities, including both available for sale and held to maturity issues, increased $24.2 million, or 5.7%, to $446.5 million at December 31, 2014 from $422.3 million at March 31, 2014, primarily as a result of the deployment of second- step conversion cash proceeds. Cash and cash equivalents decreased $146.9 million, or 76.3%, to $45.7 million at December 31, 2014 from $192.6 million at March 31, 2014. Stock subscription deposits of $154.3 million are included at March 31, 2014.  Cash and cash equivalents were redeployed into higher-yielding assets following the completion of the second-step conversion.

           Deposits decreased $52.4 million, or 6.9%, to $711.5 million at December 31, 2014 from $763.9 million at March 31, 2014, mainly due to the downsizing of higher priced, rate-sensitive deposit accounts. In addition, $5.9 million in deposits outstanding on March 31, 2014 were used to purchase stock in the second-step conversion.  Borrowed funds decreased $30.0 million, or 21.1%, to $112.5 million at December 31, 2014 from $142.5 million at March 31, 2014, as two borrowings were repaid in accordance with their original terms during the period. The average rate of outstanding borrowings as of December 31, 2014 is 2.01% and has an average term of 21 months. All outstanding borrowings are with the Federal Home Loan Bank of New York.

            Total stockholders’ equity increased $169.7 million, or 87.4%, to $363.8 million at December 31, 2014 from $194.1 million at March 31, 2014. The increase resulted primarily from net proceeds from the second-step conversion of $163.2 million and net income of $5.0 million, partially offset by cash dividends paid of $6.1 million.

           Non-accrual loans decreased $1.1 million, or 22.2%, to $4.0 million at December 31, 2014 from $5.1 million at March 31, 2014.  Included in non-accrual loans at December 31, 2014 were twelve loans totaling $2.1 million that were current or less than 90 days delinquent, but which were previously 90 days or more delinquent and on a non-accrual status pending a sustained period of repayment performance (generally six months).  The percentage of nonperforming loans to total gross loans decreased to 0.63% at December 31, 2014, from 0.88% at March 31, 2014. This percentage is the lowest since September 30, 2010. The percentage of allowance for loan losses to nonperforming loans increased to 84.5% at December 31, 2014 from 59.84% at March 31, 2014.

            During the nine months ended December 31, 2014, net charge-offs totaled $313,000 as compared to $114,000 during the nine months ended December 31, 2013.  For the nine months ended December 31, 2014, the charge-offs related to five one- to four-family residential real estate loans.  For the 2013 period, the charge-offs related to two one- to four-family residential real estate loans and one multi-family loan restructuring, net of a partial recovery from a private mortgage insurance claim on a loan charged-off in a previous quarter.

Income Statement Review

           Net interest income increased $652,000, or 10.7%, for the three months ended December 31, 2014, to $6.74 million, as compared to $6.09 million for three months ended December 31, 2013, reflecting an increase of $141.1 million in average net interest-earning assets coupled with an increase of 7 basis points in net interest margin.  Average interest-earning assets increased $80.9 million, or 7.8%, during the three months ended December 31, 2014, as compared to the three months ended December 31, 2013, which consisted of increases of $55.4 million in loans, $10.4 million in investment securities, and $26.4 million in other interest-earning assets, partially offset by a decrease of $11.3 million in mortgage-backed securities. The average balance of loans increased as the Bank continues to emphasize the growth of its loan portfolio; repayment levels remained stable during the quarter. Investment securities increased with the deployment of cash and cash equivalents into higher-yielding agency securities. Other interest-earning assets increased as funds received from calls and principal repayments of investment and mortgage-backed securities were kept in cash and cash equivalents. Mortgage-backed securities decreased due to principal repayments of securities exceeding purchases as funds were redeployed into loans and other investment securities. Average interest-bearing liabilities decreased $60.2 million, or 6.8%, during the three months ended December 31, 2014, primarily as a result of decreases of $57.7 million in deposits and $2.5 million in borrowings.

        Net interest income increased $2.17 million, or 12.3%, for the nine months ended December 31, 2014, to $19.73 million, as compared to $17.56 million for nine months ended December 31, 2013, reflecting an increase of $118.5 million in average net interest-earning assets coupled with an increase of 2 basis points in net interest margin.  Average interest-earning assets increased $113.3 million, or 11.4%, during the nine months ended December 31, 2014, as compared to the nine months ended December 31, 2013, and consisted of increases of $90.8 million in loans, $12.9 million in investment securities, and $30.4 million in other interest-earning assets, partially offset by a decrease of $20.8 million in mortgage-backed securities. The average balance of loans increased while repayment levels remained stable. Investment securities increased with the deployment of second-step conversion proceeds into higher-yielding agency and municipal securities. Other interest-earning assets increased as funds received from calls and principal repayments of investment and mortgage-backed securities remained in cash and cash equivalents. Mortgage-backed securities decreased due to principal repayments of securities exceeding purchases as funds were redeployed into loans and other investment securities. Average interest-bearing liabilities decreased $5.3 million, or 0.6%, during the nine months ended December 31, 2014, primarily as a result of a decrease of $45.8 million in deposits, partially offset by an increase of $40.5 million in borrowings, mostly originated in late 2013, which were used primarily to fund loan growth.

        The provision for loan losses increased $50,000, or 39.1%, to $178,000 for the three months ended December 31, 2014 as compared to $128,000 for the three months ended December 31, 2013, but decreased $47,000, or 7.1%, to $617,000 for the nine months ended December 31, 2014 as compared to $664,000 for the nine months ended December 31, 2013. The decrease in the provision for loan losses for the nine-month period ended December 31, 2014 was mainly the result of more overall favorable trends in qualitative factors related to delinquency and charge-off trends considered in the periodic review of the general valuation allowance, even though the actual provision for the 2014 three-month period was higher.  During the periods ended December 31, 2014 and 2013, there also were typical recurring adjustments made to the historical loss and other qualitative factor components of the Bank’s general valuation allowance.

           Non-interest income increased $86,000, or 27.7%, to $397,000 for the three months ended December 31, 2014, as compared to $311,000 for the three months ended December 31, 2013. The increase was mainly due to a $97,000 increase in income from bank owned life insurance. The Bank purchased additional insurance during the 2014 period.  Non-interest income decreased $296,000, or 19.5%, to $1.22 million for the nine months ended December 31, 2014, as compared to $1.52 million for the nine months ended December 31, 2013. This decrease was mainly due to the inclusion of $464,000 of additional gains on sale of securities in the 2013 period, net of the increase of $174,000 in income from bank owned life insurance in the 2014 period.

           Non-interest expenses increased $462,000, or 12.8%, to $4.08 million for the three months ended December 31, 2014, as compared to $3.61 million for the three months ended December 31, 2013, and $1.83 million, or 16.8%, to $12.74 million for the nine months ended December 31, 2014 as compared to $10.91 million for the same 2013 period.  The increases  for the three- and nine-month periods were primarily the result of increases of $258,000, or 12.5%, and $1.02 million, or 16.6%, respectively, in salaries and employee benefits,  $61,000, or 19.7%, and  $207,000, or 22.5%, respectively, in equipment expense, $88,000, or 195.6%, and $74,000, or 37.8%, respectively, in advertising and marketing expenses, and $130,000, or 33.6%, and $410,000, or 31.6%, respectively, in other miscellaneous expenses.  There was also a $141,000, or 21.7%, increase in directors compensation for the nine months ended December 31, 2014. The increases in salaries and employee benefits in the 2014 periods were mainly due to an increase in costs associated with the transition and expansion of our management team, along with annual salary and benefit expense increases, including an increase of $171,000 and $500,000, respectively, in employee stock ownership plan expenses for the three- and nine-month periods ended December 31, 2014. The increases in equipment expense for the three and nine-month periods ended December 31, 2014 were related to $97,000 and $263,000, respectively, in expenditures associated with the core processor change. Advertising and marketing expenses increased for the periods as management has intensified efforts to offer new products and expand the Bank’s current customer base.  Miscellaneous expenses include typical annual increases in operational expenses, as well as expenses associated with consultants and new investments in the Bank’s core business and in expenses related to the core processor change during the nine-month period ended December 31, 2014. The increase in directors’ compensation for the nine-month period related to a charge recorded as a result of a one-time payment from the directors’ retirement plan.

 About Clifton Bancorp Inc.

           Clifton Bancorp Inc. is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. Clifton Savings Bank is an organization with dedicated people serving communities, residents and businesses. Clifton Savings operates 12 full-service banking offices located in the diverse and vibrant Northeastern counties of New Jersey.

Forward-Looking Statements

           Clifton Bancorp makes forward-looking statements in this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

            Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Clifton Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Clifton Bancorp anticipated in its forward-looking statements and future results could differ materially from historical performance.

            Clifton Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the  loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. Clifton Bancorp provides greater detail regarding some of these factors in the “Risk Factors” section of its Annual Report on Form 10-K, which was filed on June 6, 2014. Clifton Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s website at www.sec.gov.

Contact:                 Bart D’Ambra
(973) 473-2200

Selected Consolidated Financial Condition Data
	At December 31, 2014	At March 31, 2014
	(In thousands)
Financial Condition Data:
Total assets	$1,198,171	$1,265,990
Loans receivable, net	628,872	584,507
Cash and cash equivalents	45,668	192,581
Securities	446,511	422,295
Deposits	711,486	763,912
FHLB advances	112,500	142,500
Stock subscription deposits	-	154,345
Total stockholders' equity	363,765	194,137

Selected Consolidated Operating Data

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
Operating Data:
Interest income	$8,993	$8,583	$26,604	$25,080
Interest expense	2,249	2,491	6,877	7,519
Net interest income	6,744	6,092	19,727	17,561
Provision for loan losses	178	128	617	664
Net interest income after provision for
loan losses	6,566	5,964	19,110	16,897
Non-interest income	397	311	1,219	1,515
Non-interest expenses	4,075	3,613	12,744	10,910
Income before income taxes	2,888	2,662	7,585	7,502
Income taxes	948	907	2,544	2,594
Net income	$1,940	$1,755	$5,041	$4,908
Basic and diluted earnings per share	$0.08	$0.07	$0.20	$0.19

Average shares outstanding - basic	25,594	25,387	25,391	25,325
Average shares outstanding - diluted	25,728	25,643	25,565	25,570

Average Balance Table

	Three Months Ended December 31,
	2014				2013
			Interest				Interest
	Average		and	Yield/	Average		and	Yield/
	Balance		Dividends	Cost	Balance		Dividends	Cost
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$624,831		$5,919	3.79%	$569,387		$5,471	3.84%
Mortgage-backed securities	302,989		2,281	3.01%	314,301		2,492	3.17%
Investment securities	150,325		704	1.87%	139,956		569	1.63%
Other interest-earning assets	37,554		89	0.95%	11,142		51	1.83%
Total interest-earning assets	1,115,699		8,993	3.22%	1,034,786		8,583	3.32%

Non-interest-earning assets	85,720				61,952
Total assets	$1,201,419				$1,096,738

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Demand accounts	$55,006		18	0.13%	$57,625		19	0.13%
Savings and Club accounts	138,601		59	0.17%	160,750		135	0.34%
Certificates of deposit	514,687		1,594	1.24%	547,575		1,755	1.28%
Total interest-bearing deposits	708,294		1,671	0.94%	765,950		1,909	1.00%
FHLB Advances	112,500		578	2.06%	115,000		582	2.02%
Total interest-bearing liabilities	820,794		2,249	1.10%	880,950		2,491	1.13%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	10,662				16,527
Other non-interest-bearing liabilities	9,744				9,904
Total non-interest-bearing liabilities	20,406				26,431

Total liabilities	841,200				907,381
Stockholders' equity	360,219				189,357
Total liabilities and stockholders' equity	$1,201,419				$1,096,738

Net interest income			$6,744				$6,092
Interest rate spread				2.12%				2.19%
Net interest margin				2.42%				2.35%
Average interest-earning assets
to average interest-bearing liabilities	1.36	x			1.17	x

	Nine Months Ended December 31,
	2014				2013
			Interest				Interest
	Average		and	Yield/	Average		and	Yield/
	Balance		Dividends	Cost	Balance		Dividends	Cost
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$611,422		$17,394	3.79%	$520,633		$15,433	3.95%
Mortgage-backed securities	304,587		6,985	3.06%	325,402		7,822	3.20%
Investment securities	147,308		1,960	1.77%	134,441		1,692	1.68%
Other interest-earning assets	46,572		265	0.76%	16,159		133	1.10%
Total interest-earning assets	1,109,889		26,604	3.20%	996,635		25,080	3.36%

Non-interest-earning assets	115,236				68,720
Total assets	$1,225,125				$1,065,355

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Demand accounts	$55,862		55	0.13%	$57,798		61	0.14%
Savings and Club accounts	140,499		183	0.17%	151,375		339	0.30%
Certificates of deposit	525,402		4,875	1.24%	558,358		5,551	1.33%
Total interest-bearing deposits	721,763		5,113	0.94%	767,531		5,951	1.03%
FHLB Advances	123,000		1,764	1.91%	82,500		1,568	2.53%
Total interest-bearing liabilities	844,763		6,877	1.09%	850,031		7,519	1.18%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	11,458				15,094
Other non-interest-bearing liabilities	11,527				11,812
Total non-interest-bearing liabilities	22,985				26,906

Total liabilities	867,748				876,937
Stockholders' equity	357,377				188,418
Total liabilities and stockholders' equity	$1,225,125				$1,065,355

Net interest income			$19,727				$17,561
Interest rate spread				2.11%				2.18%
Net interest margin				2.37%				2.35%
Average interest-earning assets
to average interest-bearing liabilities	1.31	x			1.17	x

Asset Quality Data

	Nine
	Months	Year
	Ended	Ended
	December 31,	March 31,
	2014	2014
	(Dollars in thousands)
Allowance for loan losses:
Allowance at beginning of period	$3,071	$2,500
Provision for loan losses	617	777

Charge-offs	(313)	(222)
Recoveries	-	16
Net charge-offs	(313)	(206)

Allowance at end of period	$3,375	$3,071

Allowance for loan losses to total gross loans	0.54%	0.52%
Allowance for loan losses to nonperforming loans	84.50%	59.84%

	At December 31,	At March 31,
	2014	2014
	(Dollars in thousands)

Nonaccrual loans:
One- to four-family real estate	$3,481	$4,848
Commercial real estate	440	247
Consumer real estate	73	37
Total nonaccrual loans	3,994	5,132
Real estate owned	-	-
Total nonperforming assets	$3,994	$5,132

	0.63%	0.88%
	0.33%	0.41%

Selected Consolidated Financial Ratios

Three Months Ended	Nine Months Ended
December 31,	December 31,
Selected Performance Ratios (1):	2014	2013	2014	2013
Return on average assets	0.65%	0.64%	0.55%	0.61%
Return on average equity	2.15%	3.71%	1.88%	3.47%
Interest rate spread	2.12%	2.19%	2.11%	2.18%
Net interest margin	2.42%	2.35%	2.37%	2.35%
Non-interest expenses to average assets	1.36%	1.32%	1.39%	1.37%
Efficiency ratio (2)	57.06%	56.43%	60.84%	57.19%
Average interest-earning assets to average
interest-bearing liabilities	1.36	x	1.17	x	1.31	x	1.17	x
Average equity to average assets	29.98%	17.27%	29.17%	17.69%
Dividend payout ratio	78.87%	88.26%	120.49%	94.68%
Net charge-offs to average outstanding loans during
the period	0.03%	0.02%	0.07%	0.03%

Capital Ratios (3):
Core (tier 1) capital	21.09%	15.27%	21.09%	15.27%
Tier 1 risk-based capital	46.72%	15.15%	46.72%	35.15%
Total risk-based capital	47.37%	35.79%	47.37%	35.79%

(1)  Performance ratios are annualized.
(2)  Represents non-interest expense divided by the sum of net interest income and non-interest income including gains and losses on the sale of assets.
(3)  Ratios are for Clifton Savings Bank and subsidiary only.

Quarterly Data

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
	(In thousands except shares and per share data)
Operating Data
Interest income	$8,993	$8,899	$8,712	$8,657	$8,583
Interest expense	2,249	2,317	2,311	2,343	2,491
Net interest income	6,744	6,582	6,401	6,314	6,092
Provision for loan losses	178	301	138	113	128
Net interest income after provision for
loan losses	6,566	6,281	6,263	6,201	5,964
Non-interest income	397	474	348	352	311
Non-interest expenses	4,075	4,532	4,137	4,171	3,613
Income before income taxes	2,888	2,223	2,474	2,382	2,662
Income taxes	948	744	852	825	907
Net income	$1,940	$1,479	$1,622	$1,557	$1,755

Share Data
Basic and diluted earnings per share	$0.08	$0.06	$0.06	$0.06	$0.07
Dividends per share	$0.06	$0.06	$0.12	$-	$0.06
Average shares outstanding - basic	25,594	25,333	25,244	25,590	25,387
Average shares outstanding - diluted	25,728	25,521	25,413	25,817	25,643
Shares outstanding at period end	27,145	26,676	26,596	26,529	26,470

Financial Condition Data
Total assets	$1,198,171	$1,211,527	$1,231,730	$1,265,990	$1,099,073
Loans receivable, net	628,872	617,024	610,950	584,507	577,388
Cash and cash equivalents	45,668	74,979	85,042	192,581	11,901
Securities	446,511	454,595	470,605	422,295	450,203
Deposits	711,486	731,070	736,557	763,912	774,529
FHLB advances	112,500	112,500	127,500	142,500	122,500
Stock subscription deposits	-	-	-	154,345	-
Total stockholders' equity	363,765	357,693	356,491	194,137	191,460

Assets Quality:
Total nonperforming assets	$3,994	$4,509	$5,595	$5,132	$4,561
Total nonperforming loans to total gross loans	0.63%	0.73%	0.89%	0.88%	0.79%
Total nonperforming assets to total assets	0.33%	0.37%	0.45%	0.41%	0.41%
Allowance for loan losses	$3,375	$3,250	$3,125	$3,071	$3,050
Allowance for loan losses to total gross loans	0.54%	0.53%	0.51%	0.52%	0.53%
Allowance for loan losses to nonperforming loans	84.50%	72.08%	57.12%	59.84%	66.87%

As a result of the completion of the second-step conversion on April 1, 2014, share and per share data, as appropriate, was adjusted to reflect the 0.9791 exchange ratio for preceding periods.